Exhibit 99.1

Bio-Techne Releases Second Quarter Fiscal 2026 Results

Minneapolis/February 4, 2026/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the second quarter ending December 31, 2025.

Second Quarter FY2026 Highlights

●Second quarter revenue was $295.9 million with reported and organic growth flat to prior year.

●GAAP earnings per share (EPS) was $0.24 versus $0.22 one year ago. Delivered adjusted EPS of $0.46 compared to $0.42 one year ago.

●Ongoing productivity and cost containment initiatives led to 31.1% adjusted operating margin, an increase of 100 basis points compared to the prior year period.

●Strong commercial execution and improving end-markets drove growth in the China/APAC region for the third consecutive quarter.

“I am pleased with the Bio-Techne team’s continued execution in a stabilizing operating environment,” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “For the fourth consecutive quarter we delivered double-digit growth in our biggest end market, large pharma. That momentum, together with improving performance in biotech, continued stabilization among our U.S. academic customers, and ongoing growth in Asia, drove results that were largely in line with our expectations.”

Kelderman continued, “In 2026, Bio-Techne proudly celebrates its 50th anniversary. Over the past five decades, we have built a durable, differentiated portfolio that serves high-growth, high-value applications and accelerates innovation in science and medicine. I am incredibly proud of what we have accomplished to date. As we look ahead, our strong position enables us to drive continued innovation, growth, and value for all our stakeholders.”

Conference Call

Bio-Techne will host an earnings conference call today, February 4, 2026, at 8:00 a.m. CST. To listen, please dial 1-800-579-2543 or 1-785-424-1789 (for international callers), and reference conference ID TECHQ2. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 11160826. The replay will be available from 11:00 a.m. CST on Wednesday, February 4, 2026, until 11:00 p.m. CST on Wednesday, March 4, 2026.

Second Quarter Fiscal 2026

Revenue

Net sales and organic revenue for the second quarter were flat at $295.9 million compared to the prior year. Foreign currency exchange had a favorable impact of 2%, and non-recurring prior year revenue from a business held-for-sale had an unfavorable impact of 2%.

GAAP Earnings Results

GAAP EPS was $0.24 per diluted share versus $0.22 in the same quarter last year. GAAP operating income for the second quarter of fiscal 2026 increased 15% to $54.5 million compared to $47.4 million in the second quarter of fiscal 2025. GAAP operating margin was 18.4% compared to 16.0% in the second quarter of fiscal 2025. Current quarter GAAP operating margin was favorably impacted by ongoing profitability initiatives and the Exosome Diagnostics divestiture, partially offset by unfavorable product mix.

Non-GAAP Earnings Results

Adjusted EPS increased to $0.46 per diluted share compared to $0.42 in the same quarter last year. Adjusted operating income increased to $92.0 million in the second quarter of fiscal 2026 compared to second quarter of fiscal 2025 adjusted operating income of $88.7 million. Adjusted operating margin was 31.1% for the second quarter of fiscal 2026 compared to 30.1% in the second quarter of fiscal 2025. Adjusted operating margin was favorably impacted by ongoing profitability initiatives and the Exosome Diagnostics divestiture, partially offset by unfavorable product mix.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biopharma and academic research communities. Additionally, the segment provides an array of platforms essential in various areas of protein analysis. The Protein Sciences segment’s second quarter fiscal 2026 net sales were $215.1 million, an increase of 2% from $211.6 million for the second quarter of fiscal 2025. As of December 31, 2023, a business within the Protein Sciences segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s operating results for both periods presented. Organic revenue decreased 1% for the second quarter of fiscal 2026, with foreign currency exchange having a favorable impact of 3%. The Protein Sciences segment’s operating margin decreased to 39.3% in the second quarter of fiscal 2026 compared to 41.2% in the second quarter of fiscal 2025. The segment’s operating margin decreased primarily due to unfavorable product mix, partially offset by ongoing profitability initiatives.

Diagnostics and Spatial Biology Segment

The Company’s Diagnostics and Spatial Biology segment develops and provides spatial biology products, carrier screening and oncology kits. The Diagnostics and Spatial Biology segment also provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Spatial Biology segment’s second quarter fiscal 2026 net sales were $81.2 million, a decrease of 4% from $84.1 million for the second quarter of fiscal 2025. As of June 30, 2025, a business within the Diagnostics and Spatial Biology segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s fiscal 2026 operating results. Organic revenue growth was 3% for the second quarter of fiscal 2026, with foreign exchange having a favorable impact of 1%. The held-for-sale business had an unfavorable impact of 8%. The Diagnostics and Spatial Biology segment’s operating margin increased to 10.4% in the second quarter of fiscal 2026 compared to 3.9% in the second quarter of fiscal 2025. The segment’s operating margin was favorably impacted by the Exosome Diagnostics divestiture and ongoing profitability initiatives, partially offset by unfavorable product mix.

About Bio-Techne

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated over $1.2 billion in net sales in fiscal 2025 and has approximately 3,100 employees worldwide. For more information on Bio-Techne and its brands, please visit www.biotechne.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements use words and variations of words, such as “will,” “plan,” “continue,” “believe,” “outlook,” “expect,” and “predict.” These statements are made as of the date of this press release, are based on current expectations of future events, and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond the Company’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include, without limitation: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning these risks, uncertainties, and other factors, see the section titled “Risk Factors” in the Company’s most recent annual report on Form 10-K as filed with the Securities and Exchange Commission. We undertake and we expressly disclaim any obligation to update or revise any forward-looking statements due to new information, changed assumptions, or future events, except as required by law. Investors are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Measures:

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). This press release contains financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include:

•	Organic revenue and organic revenue growth
•	Adjusted gross margin
•	Earnings before interest, taxes, depreciation, and amortization (EBITDA)
•	Adjusted EBITDA
•	Adjusted operating income
•	Adjusted operating margin
•	Adjusted tax rate
•	Adjusted net earnings
•	Adjusted diluted earnings per share

These non-GAAP measures should not be considered in insolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the applicable most closely comparable GAAP measures, and reasons for the Company’s use of these measures, are presented in the attached pages.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$295,877	$297,031	$582,432	$586,489
Cost of sales	104,600	103,145	203,043	209,586
Gross margin	191,277	193,886	379,389	376,903
Operating expenses:
Selling, general and administrative	113,691	121,451	229,904	240,612
Research and development	23,125	25,016	47,366	48,885
Total operating expenses	136,816	146,467	277,270	289,497
Operating income	54,461	47,419	102,119	87,406
Other income (expense)	(3,677)	(4,543)	(3,344)	(4,359)
Earnings before income taxes	50,784	42,876	98,775	83,047
Income taxes	12,775	7,986	22,581	14,557
Net earnings	$38,009	$34,890	$76,194	$68,490
Earnings per share:
Basic	$0.24	$0.22	$0.49	$0.43
Diluted	$0.24	$0.22	$0.49	$0.42
Weighted average common shares outstanding:
Basic	155,839	158,431	155,652	158,481
Diluted	156,999	160,626	156,750	161,353

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN AND ADJUSTED GROSS MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Total consolidated net sales	$295,877	$297,031	$582,432	$586,489
Business held-for-sale(1)	—	1,849	5,439	4,152
Revenue from recurring operations	$295,877	$295,182	$576,993	$582,337

Gross margin - GAAP	$191,277	$193,886	$379,389	$376,903
Gross margin percentage - GAAP	64.6%	65.3%	65.1%	64.3%

Identified adjustments:
Costs recognized upon sale of acquired inventory	$—	$185	$—	$373
Amortization of intangibles	9,473	10,630	18,912	22,410
Stock-based compensation, inclusive of employer taxes	467	395	852	667
Restructuring and restructuring-related costs	1,526	2,691	3,604	7,589
Impact of business held-for-sale(1)	—	376	(2,581)	(182)
Adjusted gross margin	$202,743	$208,163	$400,176	$407,760
Adjusted gross margin percentage(2)	68.5%	70.5%	69.4%	70.0%

(1)	December 31, 2024 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. December 31, 2025 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.
(2)	Adjusted gross margin percentage excludes both revenue and gross margin of the businesses that met the held-for-sale criteria during the respective periods.

BIO-TECHNE CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net earnings	$38,009	$34,890	$76,194	$68,490
Net interest expense (income)	1,274	800	3,235	2,050
Depreciation and amortization	24,709	27,084	49,049	55,221
Income taxes	12,775	7,986	22,581	14,557
EBITDA	76,767	70,760	151,059	140,318
Amortization of Wilson Wolf intangible assets	2,490	2,489	4,979	4,979
Acquisition related expenses and other	2,239	2,324	5,747	4,186
Certain litigation charges	2,140	1,386	4,549	1,678
Stock-based compensation, inclusive of employer taxes	14,198	15,238	26,294	25,875
Restructuring and restructuring-related costs	3,739	3,287	11,249	14,309
Investment (gain) loss and other non-operating (income) loss	1,842	—	(304)	—
Recovery of assets held-for-sale	—	—	(6,789)	—
Impact of business held-for-sale(1)	—	627	2,573	479
Adjusted EBITDA	$103,415	$96,111	$199,357	$191,824
(1)	December 31, 2024 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. December 31, 2025 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING INCOME AND ADJUSTED OPERATING MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Total consolidated net sales	$295,877	$297,031	$582,432	$586,489
Business held-for-sale(1)	—	1,849	5,439	4,152
Revenue from recurring operations	$295,877	$295,182	$576,993	$582,337

Operating income - GAAP	$54,461	$47,419	$102,119	$87,406
Operating income percentage - GAAP	18.4%	16.0%	17.5%	14.9%

Identified adjustments:
Amortization of intangibles	15,379	18,559	30,729	38,300
Acquisition related expenses and other	2,093	2,195	5,444	3,896
Certain litigation charges	2,140	1,386	4,549	1,678
Stock-based compensation, inclusive of employer taxes	14,198	15,238	26,294	25,875
Restructuring and restructuring-related costs	3,739	3,287	11,249	14,309
Recovery of assets held-for-sale	—	—	(6,789)	—
Impact of business held-for-sale(1)	—	627	2,573	479
Adjusted operating income	$92,010	$88,711	$176,168	$171,943
Adjusted operating margin percentage(2)	31.1%	30.1%	30.5%	29.5%
(1)	December 31, 2024 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. December 31, 2025 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.
(2)	Adjusted operating margin percentage excludes both revenue and operating margin for the businesses that met the held-for-sale criteria during the respective periods.

BIO-TECHNE CORPORATION

RECONCILIATION OF NON-GAAP ADJUSTED TAX RATE

(In percentages)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP effective tax rate	25.2%	18.6%	22.9%	17.5%
Discrete items	0.5	5.1	3.3	6.1
Annual forecast update	0.5	(0.1)	—	—
Long-term GAAP tax rate	26.2%	23.6%	26.2%	23.6%
Rate impact items
Stock based compensation	(2.9)%	(2.8)%	(2.8)%	(2.9)%
Other	(1.0)	0.7	(1.1)	0.8
Total rate impact items	(3.9)%	(2.1)%	(3.9)%	(2.1)%
Non-GAAP adjusted tax rate	22.3%	21.5%	22.3%	21.5%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED NET EARNINGS AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net earnings before taxes - GAAP	$50,784	$42,876	$98,775	$83,047
Identified adjustments:
Amortization of intangibles	15,379	18,559	30,729	38,300
Amortization of Wilson Wolf intangible assets	2,490	2,489	4,979	4,979
Acquisition related expenses and other	2,239	2,324	5,747	4,186
Certain litigation charges	2,140	1,386	4,549	1,678
Stock-based compensation, inclusive of employer taxes	14,198	15,238	26,294	25,875
Restructuring and restructuring-related costs	3,739	3,287	11,249	14,309
Investment (gain) loss and other non-operating (income) loss	1,842	—	(304)	—
Recovery of assets held-for-sale	—	—	(6,789)	—
Impact of business held-for-sale(1)	—	627	2,573	479
Net earnings before taxes - Adjusted	$92,811	$86,786	$177,802	$172,853
Non-GAAP tax rate	22.3%	21.5%	22.3%	21.5%
Non-GAAP tax expense	$20,697	$18,659	$39,650	$37,195
Non-GAAP adjusted net earnings	$72,114	$68,127	$138,152	$135,658
Earnings per share - diluted - Adjusted	$0.46	$0.42	$0.88	$0.84
(1)	December 31, 2024 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. December 31, 2025 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Protein Sciences segment revenue	$215,084	$211,551	$417,272	$416,086
Diagnostics and Spatial Biology segment revenue	81,180	84,135	160,638	167,327
Other revenue(1)	—	1,849	5,439	4,152
lntersegment revenue	(387)	(504)	(917)	(1,076)
Consolidated revenue	$295,877	$297,031	$582,432	$586,489
(1)	December 31, 2024 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. December 31, 2025 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Protein Sciences segment operating income	$84,615	$87,112	$162,328	$167,653
Diagnostics and Spatial Biology segment operating income	8,432	3,240	17,310	7,517
Segment operating income	93,047	90,352	179,638	175,170
Corporate general, selling, and administrative	(1,037)	(1,641)	(3,470)	(3,227)
Adjusted operating income	92,010	88,711	176,168	171,943
Amortization of intangibles	(15,379)	(18,559)	(30,729)	(38,300)
Acquisition related expenses and other	(2,093)	(2,195)	(5,444)	(3,896)
Certain litigation charges	(2,140)	(1,386)	(4,549)	(1,678)
Stock-based compensation, inclusive of employer taxes	(14,198)	(15,238)	(26,294)	(25,875)
Restructuring and restructuring-related costs	(3,739)	(3,287)	(11,249)	(14,309)
Recovery of assets held-for-sale	—	—	6,789	—
Impact of business held-for-sale(1)	—	(627)	(2,573)	(479)
Operating income	$54,461	$47,419	$102,119	$87,406
(1)	December 31, 2024 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. December 31, 2025 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	June 30,
	2025	2025
ASSETS
Cash and equivalents	$172,879	$162,186
Accounts receivable, net	184,614	206,876
Inventories	205,447	189,446
Current assets held-for-sale	—	12,332
Other current assets	74,492	37,460
Total current assets	637,432	608,300

Property and equipment, net	234,383	245,719
Right of use assets	68,249	73,399
Goodwill and intangible assets, net	1,315,551	1,346,534
Other assets	267,084	283,916
Total assets	$2,522,699	$2,557,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$91,632	$116,765
Contract liabilities	31,030	32,571
Income taxes payable	2,476	10,770
Operating lease liabilities - current	13,710	14,098
Other current liabilities	1,578	1,645
Total current liabilities	140,426	175,849

Deferred income taxes	11,021	6,169
Long-term debt obligations	260,000	346,000
Operating lease liabilities	77,185	83,960
Other long-term liabilities	23,078	27,082
Stockholders' equity	2,010,989	1,918,808
Total liabilities and stockholders' equity	$2,522,699	$2,557,868

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$76,194	$68,490
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	49,049	55,221
Costs recognized on sale of acquired inventory	—	373
Deferred income taxes	5,203	(13,417)
Stock-based compensation expense	25,640	24,892
(Gain) Loss on equity method investment	(404)	(420)
Asset impairment restructuring	3,253	9,841
Recovery of assets held-for-sale	(6,789)	—
Other operating activities	(42,150)	3,255
Net cash provided by (used in) operating activities	109,996	148,235
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	—	1,085
Additions to property and equipment	(11,284)	(15,993)
Distributions from Wilson Wolf	1,351	1,403
Investment in Spear Bio	—	(15,000)
Proceeds from sale of assets held-for-sale	4,617	1,789
Net cash provided by (used in) investing activities	(5,316)	(26,716)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(24,914)	(25,424)
Proceeds from stock option exercises	28,234	30,641
Long-term debt activity, net	(86,000)	(19,000)
Repurchases of common stock	(24)	(75,628)
Taxes paid on RSUs and net share settlements	(10,486)	(5,997)
Net cash provided by (used in) financing activities	(93,190)	(95,408)
Effect of exchange rate changes on cash and cash equivalents	(797)	(353)
Net increase (decrease) in cash and cash equivalents	10,693	25,758
Cash and cash equivalents at beginning of period	162,186	151,791
Cash and cash equivalents at end of period	$172,879	$177,549

Use of Non-GAAP Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. Investors are encouraged to review the reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Our non-GAAP financial measure of organic revenue and organic revenue growth represent revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, the impact of businesses held-for-sale, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from businesses held-for-sale are excluded from our organic revenue calculation starting on the date they become held-for-sale as that revenue will not be comparable in future periods. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculations, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries in fiscal years 2026 or 2025.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, and restructuring and restructuring-related costs. Stock-based compensation is excluded from adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory, and other non-recurring items including gains or losses on goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs.  Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries as well as revenue and expense attributable to businesses held-for-sale in the calculation of our non-GAAP financial measures.

The Company’s non-GAAP adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, also exclude acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including certain costs related to the transition to a new CEO, goodwill and long-lived asset impairments, and gains. We also exclude certain litigation charges which are facts and circumstances specific including costs to resolve litigation and legal settlement (gains and losses). In some cases, these costs may be a result of litigation matters at acquired companies that were not probable, inestimable, or unresolved at the time of acquisition.

The Company’s non-GAAP adjusted EBITDA and adjusted net earnings, in total and on a per share basis, also excludes gains and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.